EXHIBIT 23



                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-38623) pertaining to the Health Risk Management, Inc. Non-Incentive Stock Option Plan, and in the Registration Statement (Form S-8 No. 33-38624) pertaining to the Health Risk Management, Inc. 1990 Stock Option Plan, and in the Registration Statements (Form S-8 No. 33-60390) and (Form S-8 No. 333-34497) pertaining to the Health Risk Management, Inc. 1992 Long-Term Incentive Plan of our report dated October 10, 1997, with respect to the consolidated financial statements and schedule of Health Risk Management, Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 1997.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
October 10, 1997